CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-110280 on Form N-1A of our report dated November 28, 2006, relating to the financial statements and financial highlights of Columbus Funds, Inc., including Columbus Core Fund and Columbus Core Plus Fund, appearing in the Annual Report on Form N-CSR of Columbus Funds, Inc. for the year ended September 30, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI
January 25, 2007